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                                                                    EXHIBIT 10.7

                            LYONDELL CHEMICAL COMPANY
                          EXECUTIVE LIFE INSURANCE PLAN

                                    ARTICLE I

                               General Provisions

Section 1.1. Purpose and Intent of Plan. The purpose of this Plan is to provide life insurance benefits to executives of the Company.

Section 1.2. Effective Date of Plan. This Plan, as amended, shall generally be effective as of December 1, 2001.

Section 1.3. Definitions.

     (a)  Administrator means Lyondell Chemical Company.

     (b) Beneficiary(s) means the person or persons designated by the Participant in accordance with Article V of this Plan.

     (c) Change of Control shall have the same meaning as Change of Control under the Lyondell Chemical Company Supplemental Executive Benefit Plans Trust Agreement.

     (d)  Class A Participant means an executive of the Company.

     (e) Class B Participant means a key manager of the Company who became eligible to participate in this Plan prior to January 1, 1998.

     (f)  Company means Lyondell Chemical Company.

     (g) Disability means Total Disability under the provisions of the Lyondell Chemical Company Executive long-term Disability Plan.

     (h) Economic Benefit means the value of the economic benefit of life insurance provided to a Plan Participant for income tax purposes determined based on Revenue Rulings issued by the Internal Revenue Service and other applicable authorities.

     (i) Eligible Employee means an individual who is rendering services to the Company as an executive.
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     (j)  Final Annual Base Pay means (i) the Participant's annual base rate of salary in effect as of the date of the Participant's death, excluding all extra pay such as bonuses, premiums or other allowances, if the Participant dies prior to a Termination of Employment or (ii) the Participant's annual base rate of salary in effect as of the date of the Participant's Termination of Employment, excluding all extra pay such as bonuses, premiums or other allowances.

     (k) Insurance Carrier means any insurance company that the Company may from time-to-time purchase from, select to purchase from, or make available to Participants for the purchase of, life insurance.

     (l) Participant means an Eligible Employee who has elected to participate in the Plan, and has satisfied the requirements of Article II of this Plan.

     (m) Participation Agreement means a written agreement between the Company and the Participant under which the Participant agrees, by executing the written agreement within the time frame prescribed by the Administrator, to participate in this Plan pursuant to Section 2.1.

     (n)  Plan means the Lyondell Chemical Company Executive Life Insurance
          Plan.

     (o) Policy means the life insurance policy on the life of a Participant purchased by the Company from time-to-time from an Insurance Carrier. The provisions of a Policy are incorporated into the Plan by reference.

     (p) Retirement means commencement of a retirement allowance under the Lyondell Chemical Company Retirement Plan for Non-Represented Employees or another Company tax-qualified retirement plan of under which the Participant is covered.

     (q) Retirement Eligibility means Termination of Employment with a right to commence an immediate retirement allowance, whether or not taken immediately, under the Lyondell Chemical Company Retirement Plan for Non-Represented Employees or another Company tax-qualified retirement plan under which the Participant is covered.

     (r)  Retirement Income Program means the benefits available pursuant to
          Section 3.5.

     (s) Split Dollar Death Benefit Program means the benefits available under to Article III.

     (t) Subsidiary or Affiliate means (i) all corporations that are members of a controlled group of corporations within the meaning of Section 1563(a) of the code (determined without regard to Section 1563(a)(4) and Section 1563(e)(3)(C) of the Code) and of which the Company is then a member, (ii) all trades or businesses, whether or not incorporated, that, under the regulations prescribed by the Secretary of the Treasury pursuant to Section 210(d) of ERISA, and then under common control with the Company and (iii) Equistar Chemicals LP.

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     (u)  Survivor Income Program means the benefits available under this Plan pursuant to Article IV.

     (v) Tax Rate means the Company's combined state and federal tax rate in effect at the time benefit calculations, which are dependent in whole or in part on such rate, are made pursuant to the terms of this Plan.

     (w) Termination of Employment means the date the Participant ceases to be an employee of the Company or any Subsidiary or Affiliate for any reason, other than death or Disability.

     (x) Years of Service means years of Membership Service as defined in the Lyondell Chemical Company Retirement Plan for Non-Represented Employees.

Section 1.4. Context. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

                                   ARTICLE II

                                  Participation

Section 2.1 Enrollment in Plan. An Eligible Employee may enroll in this Plan and elect to participate in either the Split Dollar Death Benefit Program or the Survivor Income Program by entering into a Participation Agreement with the Company.

Section 2.2 Election of Benefit Programs. A Participant's election at enrollment to participate in either the Split Dollar Death Benefit Program or the Survivor Income Program may not be changed until January 1 of the following year. Thereafter, prior to Termination of Employment or an assignment pursuant to
Section 3.10, a Participant may change his benefit program election not more than once each year, and the change shall become effective on January 1 of the following year. When a Participant elects to change benefit programs, the Participant must release all rights, claims or other legal or equitable interests in the former program, and the Participant must comply with all the requirements established by the Administrator to obtain benefits under the newly selected program.

Section 2.3 Cooperation in Obtaining Insurance. An Eligible Employee is not automatically entitled to receive benefits under this Plan. The Eligible Employee shall cooperate with the Administrator by furnishing any and all information and taking any physical examinations and other relevant action as requested by the Administrator in order to acquire a Policy or to pay benefits under this Plan. If the Eligible Employee refuses to cooperate, the Administrator shall have no further obligation to the Eligible Employee and the Eligible Employee shall not become a Plan Participant. If the Eligible Employee makes any material misstatement of information or fails to

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disclose medical history, then no benefits will be payable on behalf of that
Eligible Employee, unless the Administrator, in its sole discretion, decides to pay benefits in an amount reduced to compensate the Company for any loss, cost, damage or expense suffered or incurred as a result in any way of any action, misstatement or nondisclosure.

Section 2.4 Commencement of Coverage. Subject to compliance with the conditions contained in Section 2.1 and 2.3, an Eligible Employee will become a Participant in the Plan as of the date the Eligible Employee becomes an executive.

Section 2.5 Disability. A Participant's Disability shall not be treated as a Termination of Employment during the Disability period and the Participant shall continue to be entitled to all applicable benefits which the Participant has elected under either the Split Dollar Death Benefit Program or the Survivor Income Program of this Plan. If Disability continues through the normal retirement date, the Participant's Termination of Employment shall be the normal retirement date for the purposes of calculating pre- and post-retirement benefits under this Plan.

Section 2.6 Termination of Employment.

     (a) A Participant who incurs a Termination of Employment prior to completion of five (5) Years of Service and Retirement Eligibility shall cease to be a Participant in the Plan as of the date of the Termination of Employment and shall not be entitled to any benefits under the Plan, including any right to purchase a Policy.

     (b) A Participant who incurs a Termination of Employment prior to Retirement Eligibility and after completing five (5) Years of Service shall be entitled to purchase the Company's interest in the Policy for an amount equal to either the Company's cumulative premium outlay in the Policy or the cash value of the Policy, whichever is greater. If the Participant does not elect to purchase the Company's interest in the Policy, all incidents of ownership of the Policy (if any) held by the Participant shall be transferred to the Company. At the time the Participant purchases the Company's interests in the Policy, or the Participant's incidents of ownership are transferred to the Company, the Company shall have no further legal or equitable obligations of any kind to the Participant under this Plan. This provision shall not apply to any Plan benefits that are self-insured by the Company.

     (c) A Participant who ceases to be an Eligible Employee, but does not incur a Termination of Employment, shall continue to participate in the Plan.

Section 2.7 Self Insurance. If an Insurance Carrier declines to issue a Policy on a Participant or if the benefits to be provided to a Participant are in excess of any Policy insuring the Participant, the Company shall provide Plan benefits to the Participant on a self-insured basis, except that the Company will not self insure the benefits described in Section 3.3 for any person who becomes a Participant after to October 1, 1990.

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                                   ARTICLE III

                       Split Dollar Death Benefit Program

     If the Participant elects to participate in the Split Dollar Death Benefit Program, this Plan and the Participation Agreement shall together constitute a split dollar life insurance agreement between the Participant and the Company providing the following benefits:

Section 3.1 Pre-Retirement Basic Death Benefit. In the event a Participant dies prior to Termination of Employment:

     (a) The Beneficiary designated by a Class A Participant shall receive a death benefit from the proceeds of the Policy equal to three (3) times the Participant's Final Annual Base Pay minus fifty thousand dollars ($50,000), and

     (b) The Beneficiary designated by a Class B Participant shall receive a death benefit from the proceeds of the Policy equal to two (2) times Final Annual Base Pay minus fifty thousand dollars ($50,000).

The Company shall receive any of the Policy proceeds in excess of the death benefit due a Beneficiary.

Section 3.2 Post-Retirement Basic Death Benefit. Subject to Section 3.4, the following benefits shall be provided:

     (a) Pre-Age 65. If a Participant dies following Termination of Employment with Retirement Eligibility and prior to age 65, the Beneficiary shall receive a death benefit from the proceeds of the Policy equal to:

          (i) Three (3) times Final Annual Base Pay minus fifty thousand dollars ($50,000), in the case of a Class A Participant, and

          (ii) Two (2) times Final Annual Base Pay minus fifty thousand dollars ($50,000), in the case of a Class B Participant.

     (b) Post-Age 65. If a Participant dies following Termination of Employment with Retirement Eligibility and after age 65 or a Participant dies following Retirement on or after age 65, the Beneficiary shall receive a death benefit from the proceeds of the Policy equal to:

          (i) One (1) times the Participant's Final Annual Base Pay, in the case of a Class A Participant, and

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          (ii) in the case of a Class B Participant, one hundred (100%) percent of Final Annual Base Pay reduced by ten (10%) percent annually until the death benefit equals fifty (50%) percent of Final Annual Base Pay with such annual reductions commencing in the month of the Participant's 66th birthday.

     (c) The Company shall receive any of the Policy proceeds in excess of the death benefit due a Beneficiary under paragraph (a) or (b), above.

Section 3.3 Optional Death Benefit. A Class A Participant may elect to maintain a death benefit in addition to the death benefit provided under Section 3.1 or
3.2 in an amount equal to one (1) or two (2) times the Participant's Final Annual Base Pay, subject to approval and premium rates established by the Insurance Carrier. The Participant must file an election for optional coverage in accordance with procedures and timing requirements established by the Administrator.

Section 3.4 Post-Retirement Transfer of Ownership of Policy to Participant. The Company shall withdraw its cumulative premium outlay from the Policy and transfer ownership of the Policy to the Participant on the later of (i) Termination of Employment with Retirement Eligibility, (ii) age 65, in the case of Class A Participants and age 70, in the case of Class B Participants, or
(iii) the time at which premiums on the Policy have been paid for ten (10) years. At the time the Company's interest in the Policy is transferred to the Participant, the Company shall have no further legal or equitable obligations of any kind to the Participant under this Plan.

Section 3.5 Retirement Income Program. The Administrator, in its sole discretion, may offer a Participant who has a Termination of Employment with Retirement Eligibility a retirement allowance payable from the general assets of the Company in lieu of the Post-Retirement Basic Death Benefit described in
Section 3.2. The terms and conditions of this program, including the amounts of any continuing death benefit coverage, shall be contained in a separate, written agreement between the Company, the Participant and the Insurance Carrier.

Section 3.6 Policy. If the Participant elects coverage under the Split Dollar Death Benefit Program of this Plan, the Company shall purchase a Policy insuring the life of the Participant.

Section 3.7 Payment of Premiums. The Participant shall pay that portion of the premiums due on the Policy equal to the amount which the Participant would otherwise be required to include in income for income tax purposes each year by reason of the Economic Benefit of the insurance coverage provided to the Participant under this Plan. The balance of the premiums due on the Policy shall be paid by the Company.

Section 3.8 Endorsement. The Company shall execute an endorsement (in a form acceptable to the Administrator, the Company and the Insurance Carrier) to the Policy endorsing to the Participant that portion of the death benefit to which the Participant is entitled under Section 3.1 or 3.2 of the Plan. The Participant and the Company agree that the Policy shall be subject to the terms and conditions of the Plan and the endorsement. The Company shall be the owner of and hold all incidents of ownership in the Policy (including the right to dividends, if paid) except as otherwise

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provided in this Plan. The Company shall be relieved of its obligation to pay the benefits described in the Plan to the extent such amounts are paid by the Policy.

Section 3.9 Collateral Assignment. A Participant who has optional coverage under
Section 3.3 shall own the Policy and shall execute a collateral assignment (in a form acceptable to the Administrator, the Company and the Insurance Carrier) of the Policy's cash value to the Company as collateral security for loans by the Company to the Participant of amounts equal to premium payments, which are to be paid by the Participant. The Participant and the Company agree that the Policy shall be subject to the terms and conditions of the Plan and the collateral assignment.

Section 3.10 Assignment. A Participant may assign to one or more individuals or trustees all or any part of the Participant's right, title, claim, interest, benefit and all other incidents of ownership in the Policy under the Split Dollar Death Benefit Program provided that an assignment shall be subject to the terms and conditions of this Plan and shall not apply to any right to participate in the Survivor Income Program. If the Participant makes an assignment under this Section, the Participant shall no longer have the right to elect to participate in the Survivor Income Program under Section 2.2.

                                   ARTICLE IV

                             Survivor Income Program

     If the Participant elects coverage under the Survivor Income Program, this Plan and the Participation Agreement shall together constitute a survivor income benefit agreement between the Participant and the Company providing the following benefits:

Section 4.1 Pre-Retirement Survivor Income.

     (a) If the Participant dies prior to Termination of Employment, the Beneficiary shall be entitled to receive a survivor benefit equal to:

          (i) Three (3) times Final Annual Base Pay minus fifty thousand dollars ($50,000) in the case of a Class A Participant, and

          (ii) Two (2) times Final Annual Base Pay minus fifty thousand dollars ($50,000) in the case of a Class B Participant.

     (b) The survivor benefit shall be payable in one hundred twenty (120) monthly payments, beginning on the first day of the second month following the date of the Participant's death. The amount of each monthly payment shall be equal to the total survivor benefit amortized over 120 payments at an assumed rate of earnings equal to the Company's after-tax cost of corporate debt at the time of commencement of payments, with the resulting amount being increased by dividing such amount by one (1) minus the Tax Rate.

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Section 4.2 Post-Retirement Survivor Income.

     (a) Pre-Age 65. If a Participant dies following Termination of Employment with Retirement Eligibility and prior to age 65, the Beneficiary shall receive a survivor benefit equal to:

          (i) Three (3) times Final Annual Base Pay minus fifty thousand dollars ($50,000) in the case of a Class A Participant, and

          (ii) Two (2) times Final Annual Base Pay minus fifty thousand dollars ($50,000) in the case of a Class B Participant.

     (b) Post-Age 65. If a Participant dies following Termination of Employment with Retirement Eligibility and after age 65 or a Participant dies following Retirement on or after age 65, the Beneficiary shall receive a survivor benefit equal to:

          (i) One (1) times the Participant's Final Annual Base Pay, in the case of a Class A Participant, and

          (ii) in the case of a Class B Participant, one hundred (100%) percent of Final Annual Base Pay reduced by ten (10%) percent annually until the survivor benefit equals fifty (50%) percent of Final Annual Base Pay with such annual reductions commencing in the month of the Participant's 66th birthday.

     (c) The post-retirement survivor benefit shall be payable in one hundred twenty (120) monthly payments, beginning on the first day of the second month following the date of the Participant's death. The amount of each monthly payment shall be equal to the total survivor benefit amortized over 120 payments at an assumed rate of earnings equal to the Company's after-tax cost of corporate debt at the time of commencement of payments, with the resulting amount being increased by dividing such amount by one (1) minus the Tax Rate.

Section 4.3 Acceleration of Benefit Payments. Except in the event of a Change of Control which occurs after the Beneficiary has begun to receive payments, no payments to be received under the Survivor Income Program of this Plan may be accelerated. If a Change of Control occurs and the Beneficiary designated by the Participant is at that time receiving installment payments under this Program, the Beneficiary may elect to receive a single lump sum payment. The payment shall be equal to the sum of all of the remaining payments (reduced by an amount equal to previous interest payments attributable to the anticipated future installment payments and interest that would have been credited and paid on future installments, as determined by the Administrator) less a penalty determined by the Administrator. The lump sum payment shall be paid on the last day of the month following the Beneficiary's election to accelerate benefits under this Section.

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Section 4.4 Non-assignability. The benefits provided under the Survivor Income
Program of this Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or other entity, at any time or in any manner whatsoever. These benefits shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies, garnishment or executions to the fullest extent allowed by law.

Section 4.5 No Right to Company Assets. The benefits paid under the Survivor Income Program of this Plan shall be paid from the Company's general assets, and the Participant and any Beneficiary receiving benefits shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. Although the Company intends to purchase insurance policies (that is, the Policies) on the life of the Participants, the Participants shall have no legal or equitable rights, interests, or other claims with respect to the Policy as the result of Participants' election to receive benefits under the Survivor Income Program.

                                    ARTICLE V

                             Beneficiary Designation

Section 5.1 Participant Designation. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under this Plan shall be made in the event of the Participant's death. The Beneficiary designation shall be delivered in writing to the Administrator during the Participant's lifetime on a form prescribed by the Administrator. Upon receipt of the Beneficiary designation, the Administrator shall immediately take such action as shall be necessary to implement the Beneficiary designation.

Section 5.2 Default Beneficiary. If a Participant fails to designate a Beneficiary as provided in Section 5.1, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant's benefits, then the Administrator shall direct the distribution of benefits to the Participant's estate.

                                   ARTICLE VI

                        Amendment and Termination of Plan

Section 6.1 Amendment and Termination. The Compensation Committee of the Board of Directors of the Company, acting on behalf of the Company, may at any time amend or terminate this Plan in whole or in part. If this Plan is terminated by the Company prior to the commencement of any benefit payments to the Participant or to the Beneficiary, the Participant with at least five years of Membership Service may purchase the Policy for an amount determined in accordance with
Section 2.6(b).

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Section 6.2 Termination After Commencement of Plan Benefit Payments. If this
Plan is terminated by the Company after the commencement of any benefit payments to the Participant or to the Beneficiary, payments shall be continued in accordance with the terms of this Plan as they existed immediately prior to Plan termination.

                                   ARTICLE VII

                                 Administration

Section 7.1 The Administrator. The Plan shall be administered by the Administrator. The Administrator may, from time to time, adopt rules for the conduct of its business and Plan administration as it considers desirable, provided those rules do not conflict with the Plan's provisions. The Administrator shall have the sole and absolute discretion to interpret Plan provisions (including, without limitation, supplying omission from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, Plan language), to determine the rights and status of Participants and other persons under the Plan, to decide disputes arising under the Plan and to make any determinations and findings with respect to the benefits payable and the persons entitled to benefits as required for Plan purposes. The decisions and interpretations of the Administrator shall be final and binding on the Participants, employees, Company and all other persons. The Administrator shall keep records reflecting Plan administration.

Section 7.2 Legal, Accounting, Clerical and Other Services. The Administrator may authorize one or more of its employees or any agent to act on its behalf and may contract for legal, accounting, clerical and other services to carry out the Plan, including the services of a claims administrator. All expenses of the Administrator or any claim administrator shall be paid by the Company.

Section 7.3 Denial of Claim. The claims administrator, or the Administrator if no claims administrator has been appointed, shall provide adequate notice in writing to any Employee or Participant whose claim for Plan participation or for benefits has been denied or terminated, setting forth the specific reasons for such denial. The Employee or Participant shall be given an opportunity for a full and fair review by the claims administrator of the decision denying a claim. The Employee or Participant shall be given sixty (60) days from the date of the notice denying any claim within which to request review. A claims administrator may only make determinations and hear appeals on those matters which the Administrator has delegated to it by contract or otherwise. To the extent the Plan provides that a determination shall be made by an Insurance Carrier, any appeal with respect to such determination shall be to, and handled by, the Insurance Carrier in accordance with the appeal procedures established by such Insurance Carrier.

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                                  ARTICLE VIII

                               General Provisions

Section 8.1 Non-Assignability. Death benefit or survivor income payments under the Plan are not in any way subject to the debts or other obligations of the persons entitled thereto and are not subject to assignment or alienation, voluntarily or involuntarily.

Section 8.2 No Vested Interest. No Participant, Employee or any other person shall have any right, title or interest in or to the assets of the Company or the Insurance Carriers.

Section 8.3 No Right to Employment. Neither Plan provisions nor Plan participation shall give a Participant the right to be retained in the service of the Company.

Section 8.4 Governing Law. To the extent not inconsistent with or preempted by federal statute, the Plan shall be governed by and construed according to the laws of the State of Texas.

Section 8.5 Tax Liability and Withholding. A Participant may realize income for federal, state or local income tax purposes by reason of the Economic Benefit of the insurance coverage provided by the Company under this Plan. The Participant and any Beneficiary shall make appropriate arrangements with the Company to satisfy any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the provision of benefits under this Plan. If no other arrangements are made, the Administrator may provide, at its discretion, for withholding and tax payments as required.

Section 8.6 Notice to Insurance Carrier. The Administrator shall be responsible for notifying the Insurance Carrier which issues the Policy of any changes in the ownership rights and interests of the Participant and the Company and of any changes in the Beneficiaries to receive death benefits under this Plan, and the Insurance Carrier shall be entitled to rely upon notification received from the Administrator.

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